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                                                                      EXHIBIT 21

                             WASHINGTON MUTUAL, INC.

                               SUBSIDIARY LISTING


WASHINGTON MUTUAL BANK

Chartered under the laws of the state of Washington

DBA:    Washington Mutual Bank
        WM Business Bank
        Western Bank


WASHINGTON MUTUAL BANK, FA

DBA:    Washington Mutual Bank, FA
        Home Savings Bank, FSB

Federally-chartered under the laws of the United States